Exhibit (h)





                              CONSENT OF KPMG LLP





The Board of Directors
Crown Investments Corporation of Saskatchewan


We consent to the use of our auditors' reports dated March 11, 2002 on Crown Investments Corporation of Saskatchewan Consolidated Financial Statements, Crown Investments Corporation of Saskatchewan Non-Consolidated Financial Statements, and CIC Industrial Interests Inc. Non-Consolidated Financial Statements for the fiscal year ended December 31, 2001, as included in the 2001 Annual Report of the Crown Investments Corporation of Saskatchewan and filed as Exhibit (f) to the Province of Saskatchewan Annual Report for the fiscal year ended March 31, 2002 on Form 18-K.





Chartered Accountants


Regina, Saskatchewan

December 17, 2002